EXHIBIT 99.1

                             HOMESTEAD VILLAGE
                               Guest Studios

News Release                                               Contact: James Potts
------------                                                     (770) 303-8330

               HOMESTEAD VILLAGE RECEIVES OFFER FROM SECURITY
            CAPITAL GROUP TO ACQUIRE REMAINING HOMESTEAD SHARES
                             NOT ALREADY OWNED

         ATLANTA (March 23, 2000) -- Homestead Village Incorporated (NYSE:HSD) today announced that Security Capital Group Incorporated (NYSE:SCZ) has proposed to acquire all of Homestead's outstanding shares of common stock not already by Security Capital for $3.40 cash per Homestead common share.

         Security Capital currently owns 87% of the Homestead common shares. At the proposed purchase price of $3.40 per share, the total value of the transaction would be approximately $52.99 million for all the 15,584,803 Homestead shares not currently owned by Security Capital.

         James Potts, President and Chief Operating Officer of Homestead, said, "Homestead's Board of Directors has met and appointed a special committee, consisting of the board's independent directors, to review and make a recommendation on Security Capital's proposal." Mr. Potts added, "A condition of Security Capital's proposal is that it must receive the approval of the Board of Directors of Homestead, including the approval of a majority of Homestead's independent directors."

         The Security Capital proposal to Homestead is not conditioned on financing. Security Capital reserved the right to amend or withdraw its proposal at any time in its sole discretion.

         Homestead, based in Atlanta, Georgia, is an owner and operator of 136 extended-stay lodging facilities in 28 states. Focused on the business traveler, Homestead has developed an operating system designed to ensure a consistent, high-quality, uniform lodging experience.

                                   # # #

    For more information about Homestead, see the company's web site at www.stayhsd.com.

In addition to historical information, this news release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Homestead operate, management's beliefs and assumptions made by management. Forward- looking statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual operating results may differ materially from what is expressed or forecasted in this news release. See "Risk Factors" in Homestead's Annual Reports on Form 10-K for factors that could affect Homestead's future financial performance.